EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Jones Lang LaSalle Incorporated:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-110366, 333-117024, 333-42193 and 333-73860) and on Form S-3 (No. 333-70969) of Jones Lang LaSalle Incorporated of our reports dated March 1, 2006, with respect to the consolidated balance sheets of Jones Lang LaSalle Incorporated and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of earnings, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Jones Lang LaSalle Incorporated.

/s/ KPMG

Chicago, Illinois
March 1, 2006